Exhibit 23.2
CONSENT OF INDEPENDENT AUDITOR

We consent to the use of our report dated January 30, 2026, in this Amendment No. 1 to the Form 8-K of Heritage Financial Corporation, relating to the consolidated financial statements of Olympic Bancorp Inc. and Subsidiary as of December 31, 2025 and 2024 and for the years then ended, included in this Amendment No. 1 to the Heritage Financial Corporation Form 8-K dated April 10, 2026.

/s/ CliftonLarsonAllen LLP

Bellevue, Washington
April 10, 2026